Exhibit 10.1


January 4, 1999                           Private and Confidential

Mr. Larry Heaton, II
President, North America
United States Surgical
150 Glover Avenue
Norwalk, Connecticut 06856

Dear Larry:

I appreciate the time we spent last week in trying to bring the Stereotactic Table inventory situation to a workable solution for both companies.

Although this arrangement remains subject to the execution of a mutually acceptable definitive agreement, below are the items we discussed to provide for the inventory transfer while preserving a working relationship between our respective sales and marketing organizations:

1) Title Transfer Lorad is prepared to take title of approximately **** Stereotactic tables currently in USSC's inventory.

2) Payment Terms The purchase price will be $******* per table for an aggregate of $3,600,000 (the aggregate price to be adjusted based on actual inventory). The $3,600,000 will be spread over six quarters starting in March 1999 ($600,000 per quarter, i.e., **** tables each quarter). If more than **** of the repurchased tables are sold by Lorad in any of these six quarters, Lorad will pay to USSC the sum of $****** per table multiplied by the number of tables sold in excess of ****. Lorad agrees to pay USSC a royalty of $4,500,000 contingent on resale of the tables, payable as each table is sold at a rate of $****** per table. Damaged tables purchased by Lorad will be assessed accordingly for adjustments requiring parts replacement.

3) Releases Lorad will release USSC from the royalty payment obligations as set forth in the March 26, 1998 amendment to the October 1995 Distributor Agreement effective ****************. Lorad will also release USSC from certain current outstanding debt payments owed to Lorad valued at $******. All other USSC debt owed to Lorad will be paid in the ordinary course of business. USSC will acknowledge it has no claim against or right to *********** in respect of the tables held in USSC inventory. USSC will release Lorad from any debt or other obligations owed to USSC, including those set forth in the March 26, 1998 amendment to the October 1995 Distributorship Agreement.

4)     Trade Shows  Lorad will work with USSC providing set up,
      installation and shipment of Stereotactic tables for a
      number of trade shows to be agreed upon, at the expense of
      ******.

5) Support - Lorad will provide systems and product support to participate at USSC training services and symposiums at USSC Breast Care workshops, at the expense of ******.

6) VHA Systems - USSC will keep monies from sales of tables to the VHA. USSC will be entitled to buy complete Stereotactic tables from Lorad at a price of $********/table, for sale to the VHA, for a period of **** months. Tables sold by Lorad to USSC for this purpose will be supplied from the tables repurchased from USSC inventory.

7) Installed Base - Lorad will work with USSC to develop programs for MIBB upgrades to its installed base, at the expense of ******.

8) Business Relationship - Lorad and USSC will work together to develop a plan to educate their respective sales forces and the Lorad Dealer Distribution network regarding the new Lorad/USSC relationship. This plan will set forth clearly defined roles and responsibilities to facilitate sales of qualified prospects. USSC will compensate USSC table specialists and full line representatives for table prospects that result in sales of tables through Lorad. Lorad will not owe any commissions in respect of any such sales.

I believe this covers the salient points of our discussion. I would suggest we identify a point person from each organization to coordinate definitive legal documents, which would govern the purchase of the tables and the other points outlined above. Once finalized, these new documents would supercede the October 1995 Distributorship Agreement, as amended to date by the letter agreement dated March 19, 1996, the amendment to Distributorship Agreement dated March 26, 1998, and the Amended Agreement dated July 2, 1998 and the letter agreement dated April 25, 1996 and August 20, 1988.

In the meantime, I believe it would be in our respective best interests to proceed as quickly as possible to take steps in preparation of this proposed shift in sales roles before any further relationships are damaged.

Thanks again for your assistance in bringing this situation to a workable solution.

This letter supercedes our earlier letter to you dated December
31, 1998.

Sincerely,

Lorad division, Trex Medical Corporation

/s/  John M. Brenna

John M. Brenna, President

AGREED:
US SURGICAL CORPORATION, division of TYCO Ltd.

By:     /s/ Larry Heaton, President, NA
Name:
Title:
      Date:     1/6/99